POWERS OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Director and officers of SunAmerica Focused Alpha Large-Cap Fund, Inc. (the “Fund”) do hereby severally constitute and appoint Gregory N. Bressler, Donna Handel, Vincent Marra and J. Steven Neamtz or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with the Registration Statement, any and all amendments (including post-effective amendments) thereto and any other of the Fund’s filings with the Securities Exchange Commission, including proxy statements and filings on Form N-14, with full power and authority to execute said Registration Statement or filing for and on behalf of the undersigned, in our names and in the capacity indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. The undersigned hereby gives to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in-fact would have if personally acting. The undersigned hereby ratify and confirm all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.
     WITNESS the due execution hereof on the date and in the capacity set forth below.

SIGNATURES	TITLE	DATE

*	Trustee	December 21, 2005
Peter A. Harbeck

*	Treasurer (Principal Financial and Accounting Officer)	December 21, 2005
Donna M. Handel

*	President (Principal Executive Officer)	December 21, 2005
Vincent Marra

*	Trustee and Chairman	December 21, 2005
Samuel M. Eisenstat

*	Trustee	December 21, 2005
Stephen J. Gutman

*	Trustee	December 21, 2005
William F. Devin

*	Trustee	December 21, 2005
Dr. Judith L. Craven

*	Trustee	December 21, 2005
Jeffrey S. Burum

*	Trustee	December 21, 2005
William J. Shea